Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Bank of Granite Corporation

Granite Falls, North Carolina

We consent to the use of our report dated March 31, 2011, with respect to the consolidated financial statements of Bank of Granite Corporation and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended, which report is included in this Amendment No. 1 to the Registration Statement on Form S-4 and to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus.

Our report dated March 31, 2011 contains an explanatory paragraph that states that the Corporation’s significant operating losses and insufficient regulatory capital raise substantial doubt about the Corporation’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Dixon Hughes Goodman LLP
(formerly Dixon Hughes PLLC)

Charlotte, North Carolina
September 8, 2011